ex10.1

                          CHANGE OF CONTROL AGREEMENT
                          ---------------------------

          This CHANGE OF CONTROL AGREEMENT (this "Agreement") is entered into as of the 1 day of September, 2005 (the "Effective Date"), by and between Orthofix, Inc., a Minnesota corporation (the "Company"), and Alan W. Milinazzo (the "Employee"). Capitalized words which are not otherwise defined herein shall have the meanings assigned to such words in Section 13 of this Agreement.

          WHEREAS, the Company desires to have the benefits of the Employee's knowledge and experience as its Chief Operating Officer located in Huntersville, NC without distraction by employment-related uncertainties in connection with a Change of Control or Potential Change of Control.

          WHEREAS, on the Effective Date the Employee will be employed by the Company.

          WHEREAS, in conjunction with such employment on the Effective Date the Company has agreed to provide the Employee the salary, bonus and benefits set forth on Exhibit A, which salary, bonus and benefits shall be subject to modification from time to time in accordance with the compensation and benefits practices established by the Company and, as applicable, the Compensation Committee of the Orthofix. N.V. Board, including as required to comply with applicable law or stock exchange rules.

          NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the parties agree as follows:

          1.      Payments and Benefits.
                  ---------------------

          If, during the Employee's employment with the Company, the (a) Employee's employment is terminated by the Company without Cause prior to or during a Change in Control Period or (b) Employee resigns for Good Reason during a Change of Control Period, the Employee shall be entitled to the following payments and benefits described below.

          (i) The Employee shall be entitled to a lump sum severance payment equal to the Employee's Base Amount (less applicable statutory deductions and withholding taxes). The lump sum severance payment shall be paid within thirty (30) days after the Employee's termination of employment or resignation for Good Reason.

          (ii) Notwithstanding the terms of any applicable plan or arrangement to the contrary, in addition to any stock options previously granted to the Employee that immediately prior to the two termination events described above were vested and exercisable, the Employee shall have immediate vesting of, and the immediate right to exercise, 10,000 stock options theretofore granted to the Employee. The Employee must advise the Company in writing within thirty (30) days of his date of termination which outstanding stock options he elects for such accelerated vesting and exerciseability as provided above. All other stock options, equity incentive compensation or restricted stock awards shall thereafter vest, become exercisable, lapse or terminate, as applicable, in accordance with the terms of their original grant following such termination.

          (iii) The Employee shall be entitled, to the fullest extent permitted by their terms, without remuneration to the Company, to continuation or provision of basic employee group benefits that are welfare benefits, but not pension, retirement or similar compensatory benefits, for the Employee and the Employee's dependents substantially similar to those they are receiving or to which they are entitled immediately prior to the termination of the Employee's employment for the lesser of one year after termination or until the Employee secures new employment.

          2.      Section 280G of the Code.
                  ------------------------

          Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement or otherwise would be an "Excess Parachute Payment," within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be so paid or provided shall be reduced to the minimum extent necessary (but in no event to less than zero), so that no portion of any such payment or benefit as so reduced, constitutes an Excess Parachute Payment. The determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence shall be made at the expense of the Company, if requested by the Employee or the Company, by the Company's independent accountants. If any payment or benefit intended to be provided under this Agreement must be reduced in accordance with this Section 2, the Employee shall be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this
Section 2. The Company shall provide the Employee with all information reasonably requested by the Employee to permit the Employee to make such designation. In the event that the Employee fails to make such designation within ten business days of the termination of the Employee's employment with the Company, the Company may effect such reduction in any manner it deems appropriate.

          3.      Other Benefits.
                  --------------

          The provisions of this Agreement shall not affect the Employee's participation in, or terminating distributions and vested rights under, any pension, profit-sharing, insurance or other employee benefit plan of the Company or Orthofix N.V. to which the Employee is entitled pursuant to the terms of such plans (other than as provided under subsection (ii) of Section 1 of this Agreement with respect to the enumerated stock options).

          4.      No Mitigation Obligation.
                  ------------------------

          It will be difficult, and may be impossible, for the Employee to find reasonably comparable employment following the termination of the Employee's employment with the Company, and the non-competition covenant contained in
Section 6 hereof will further limit the employment opportunities for the Employee. In addition, the

Company's severance pay policy applicable in general to its salaried employees, does not provide for mitigation, offset or reduction of any severance payment received thereunder. Accordingly, the parties hereto expressly agree that the payment of severance compensation by the Company to the Employee in accordance with the terms of this Agreement will be liquidated damages, and that the Employee shall not be required to seek other employment, or otherwise, to mitigate any payment provided for hereunder. Similarly, following such payment, neither the Company nor Orthofix N.V. shall have any further liability or obligation to the Employee, except as expressly provided in this Agreement.

          5.      No Right to Set Off.
                  -------------------

          The Company and Orthofix N.V. shall not be entitled to set off against amounts payable to the Employee hereunder any amounts earned by the Employee in other employment, or otherwise, after termination of his employment with the Company, or any amounts which might have been earned by the Employee in other employment had he sought such other employment.

          6.      Competitive Activity.
                  --------------------

          During a period ending one year following the termination of the Employee's employment with the Company and any of its affiliates (whichever is last), if the Employee has received or is receiving the payments and benefits the Employee is entitled to receive under this Agreement as provided for in subsections (i), (ii) and (iii) of Section 1 of this Agreement, the Employee shall not, without the prior written consent of the Orthofix N.V. Board (determined by such Board in its sole discretion), engage in any Competitive Activity in the Prohibited Area. For purposes of this Agreement, the term (a) "Prohibited Area" means North America, South America and the European Union (which Prohibited Area the parties have agreed to as a result of the fact that those are the geographic areas in which Orthofix N.V. conducts a preponderance of its business and in which the Employee will provide substantive services) and
(b) "Competitive Activity" means the Employee's participation in the management of any business enterprise if such enterprise engages in substantial and direct competition with Orthofix N.V. For purposes of this Section 6 only, Orthofix N.V. means Orthofix N.V. and its subsidiaries taken as a whole. Without limitation, an enterprise shall be deemed to be in substantial and direct competition with Orthofix N.V. if such enterprise's sales of any product or service competitive with any product or service of Orthofix N.V. amounted to 25% of such enterprise's net sales for its most recently completed fiscal year, and if the net sales of the competing product or service of Orthofix N.V. amounted to 25% of Orthofix N.V.'s net sales for its most recently completed fiscal year. "Competitive Activity" shall not include:

          (i) the passive ownership of publicly-traded securities in any such enterprise and exercise of rights appurtenant thereto; or

          (ii) participation in management of any such enterprise other than in connection with the competitive operations of such enterprise.

          7.      Non-Disclosure of Information.
                  -----------------------------

          (a) For so long as the Employee is employed by the Company or any of its affiliates, and thereafter except in the performance of the Employee's obligations to the Company or one of its affiliates, the Employee shall not, directly or indirectly, use or authorize the use of any confidential or other proprietary information of the Company or one of its affiliates ("Confidential Information"), including but not limited to trade secrets, product specifications and ideas, manuals, systems, procedures, confidential reports, customer lists, sales or distribution methods, patentable information and data and financial information concerning the Company or one of its affiliates, which Confidential Information has been made known (whether or not with the knowledge and permission of the Company or Orthofix N.V., and whether or not developed, devised or otherwise created in whole or in part by the efforts of the Employee) to the Employee by reason of the Employee's activities on behalf of the Company or one of its affiliates. The Employee shall not reveal, divulge or make known any Confidential Information to any individual, partnership, firm, corporation, or other business organization whatsoever (except in performance of the Employee's obligations to the Company or one of its affiliates) without the express prior written permission of the Company Board or the Orthofix N.V. Board or as otherwise expressly required by operation of law.

          (b) The Employee confirms that all Confidential Information is the exclusive property of the Company or one of its affiliates. All business records (including electronic or computer files or records), papers and documents kept or made by the Employee relating to the business of the Company or one of its affiliates shall be and remain the property of the Company or one of its affiliates and shall remain in the possession of the Company or one of its affiliates. Upon the termination of the Employee's employment with the Company, or upon the request of the Company or Orthofix N.V. at any time, the Employee shall promptly deliver to the Company, and shall retain no copies of, any written materials, records (including electronic or computer files or records) and documents made by the Employee or coming into the Employee's possession concerning the business and affairs of the Company or one of its affiliates that contain Confidential Information.

          8.      Remedies.
                  --------

          Without intending to limit the remedies available to the Company or one of its affiliates, the Employee acknowledges that a breach of any of the covenants contained in Section 6 hereof and Section 7 hereof may result in material irreparable injury to the Company or one of its affiliates for which there is not adequate remedy at law, that it may not be possible to measure damages for such injuries precisely and that, in the event of such breach or threat thereof, the Company or one of its affiliates may be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Employee from engaging in activities prohibited by Section 6 hereof and Section 7 hereof or such other relief as many may be required to specifically enforce any of the covenants in such Sections.

          9.      Inventions.
                  ----------

          (a) The Employee shall promptly and fully disclose to the Company any and all ideas, improvements, discoveries and inventions, whether or not they are believed to be patentable ("Inventions"), which the Employee conceives of or first actually reduces to practice, either solely or jointly with others, during the Employee's employment with the Company or one of its affiliates, and which relate to the business now or thereafter carried on or contemplated by the Company or one of its affiliates or which result from any work performed by the Employee for the Company or one of its affiliates.

          (b) The Employee acknowledges and agrees that all Inventions shall be the sole and exclusive property of the Company, and during the term of the Employee's employment with the Company and thereafter, whenever requested to do so by the Company, the Employee shall execute and assign any and all applications, assignments and other instruments that the Company shall deem necessary or appropriate in order to apply for and obtain Letters Patent of the United States and/or of any foreign countries for such Inventions and in order to assign and convey to the Company or its nominee the sole and exclusive right, title and interest in and to such Inventions.

          (c) The Company acknowledges and agrees that the provisions of this Section 9 do not apply to an Invention (i) for which no equipment, supplies, facility or Confidential Information of the Company or one of its affiliates was used; (ii) that was developed entirely on the Employee's own time; (iii) that does not relate directly to the business of the Company or one of its affiliates or to the actual or demonstrably anticipated research or development of the Company or one of its affiliates; and (iv) that does not result from any work performed by the Employee for the Company or one of its affiliates.

          10.     Binding Arbitration: Legal Fees and Expenses.
                  --------------------------------------------

          It is the intent of the Company that the Employee not be required to bear the legal fees and related expenses associated with the enforcement or defense of the Employee's rights under this Agreement by litigation or other legal action because having to do so would substantially detract from the benefits intended to be extended to the Employee hereunder. Accordingly, the parties hereto agree as follows:

          (a) Any dispute or controversy arising under or in connection with this Agreement prior to the occurrence of a Change of Control shall be resolved exclusively by binding arbitration in Huntersville, North Carolina, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Each party shall bear his or its own costs and expenses of arbitration, but if the Employee is the prevailing party in such arbitration, in whole, or in part, the Company shall pay to the Employee as part of the arbitration award to the Employee an amount equal to all attorneys' and related fees, costs and expenses incurred by the Employee in connection with such arbitration.

          (b) If, following the occurrence of a Change of Control, the Employee determines, in good faith, that the Company has failed to comply with any of its obligations under this Agreement or the Company or any other person takes or threatens to take action to declare this Agreement void or unenforceable, or institutes any litigation, arbitration proceeding or other action or proceeding designed to deny, or to recover from, the Employee the benefits provided or intended to be provided to the Employee hereunder, the Company irrevocably authorizes the Employee from time to time to retain counsel of the Employee's choice, at the expense of the Company as hereafter provided, to represent the Employee in connection with the initiation or defense of any litigation, arbitration or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Within ten business days after receipt from the Employee of a request referencing this Section 10(b), the Company shall, from time to time, pay or reimburse the Employee for fees and expenses incurred, or reasonably anticipated to be incurred, in accordance with such request and this
Section 10(b). Without respect to whether the Employee prevails, in whole or in part, in connection with any of the foregoing, the Company shall pay or cause to be paid and shall be solely responsible for any and all attorneys' and related fees and expenses incurred by the Employee in connection with any of the foregoing, excluding any such fees and expenses related to an unsuccessful appeal filed by the Employee of an adjudication on the merits, any motion for a new trial filed by the Employee after such an adjudication that is denied or any other motion filed by the Employee for reconsideration or review of such an adjudication that is denied.

          11.     Withholding of Taxes.
                  --------------------

          The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

          12.     Notices.
                  -------

          All notices, requests, demands, and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or when mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the parties, their successors in interest or assignees at the following addresses or such other addresses as the parties may designate by notice in the manner aforesaid:

                  If to the Company:       Orthofix, Inc.
                                           Huntersville Business Park
                                           The Storrs Building
                                           10115 Kincey Avenue
                                           Suite 250
                                           Huntersville, North Carolina  28078
                                           Attention:  Chief Executive Officer

                  If to the Employee:      Alan W. Milinazzo
                                           144 West Newton
                                           Boston, MA 02116

          13.     Definitions.
                  -----------

          For purposes of this Agreement, the following capitalized terms have the meanings set forth below:

          (a) "Base Amount" shall mean an amount equal to (i) the average of the Employee's annual base salary at the highest rate in effect in the 90-day period immediately prior to the termination of the Employee's employment with the Company and the Employee's annual base salary for the annual compensation period immediately preceding the annual compensation period in which termination of the Employee's employment with the Company occurs or, (ii) if greater, the average of the Employee's annual base salary in effect immediately prior to the Change of Control Date or Potential Change of Control Date and the Employee's annual base salary for the annual compensation period immediately preceding the annual compensation period in which a Change of Control or Potential Change of Control occurs; provided, however, that if the Employee was not employed by the Company during such immediately preceding compensation period, the amount included pursuant to this Section 13(a) shall be the greater of the Employee's annual base salary at the highest rate in effect in the 90-day period immediately prior to (A) the termination of the Employee's employment with the Company or (B) the Change of Control Date or Potential Change of Control Date.

          (b) "Cause" shall mean termination of the Employee's employment because of the Employee's: (i) involvement in fraud, misappropriation or embezzlement related to the business or property of the Company; (ii) conviction for, or guilty plea to, a felony or crime of similar gravity in the jurisdiction which such conviction or guilty plea occurs; or (iii) unauthorized disclosure of any trade secrets or other Confidential Information (except to the extent such disclosure is expressly required under applicable law).

          (c) "Change of Control" shall occur upon any of the following events:

          (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding shares of Orthofix N.V.'s common stock (the "Outstanding Common Stock") or (B) the combined voting power of the then outstanding voting securities of Orthofix N.V. entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); excluding, however, the following: (1) any acquisition directly from Orthofix N.V., other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from Orthofix N.V.; (2) any acquisition by Orthofix N.V.;
     (3) any acquisition by any employee benefit plan

     (or related trust) sponsored or maintained by Orthofix N.V. or any entity controlled by Orthofix N.V.; or (4) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection
     (iii) of this definition of Change of Control;

          (ii) a change in the composition of the Orthofix N.V. Board such that the individuals who, as of the date hereof, constitute the Orthofix N.V. Board (such Orthofix N.V. Board shall be hereinafter referred to as the "Incumbent Orthofix N.V. Board") cease for any reason to constitute at least a majority of the Orthofix N.V. Board; but provided, however, for purposes of this paragraph, that any individual who becomes a member of the Orthofix N.V. Board subsequent to the date hereof, whose appointment, election, or nomination for election by Orthofix N.V.'s shareholders was approved by a vote of at least a majority of those individuals who are members of the Orthofix N.V. Board and who were also members of the Incumbent Orthofix N.V. Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Orthofix N.V. Board; provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Orthofix N.V. Board shall not be so considered as a member of the Incumbent Orthofix N.V. Board;

          (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Orthofix N.V. ("Corporate Transaction"); excluding, however, such a Corporate Transaction pursuant to which all of the following conditions are met: (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns Orthofix N.V. or all or substantially all of Orthofix N.V.'s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be; (B) no Person (other than Orthofix N.V., any employee benefit plan (or related trust) of Orthofix N.V. or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 30% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction; and

     (C) individuals who were members of the Incumbent Orthofix N.V. Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction;

          (iv) the approval by the shareholders of Orthofix N.V. of a complete liquidation or dissolution of Orthofix N.V;

          (v) the Company is merged, consolidated or reorganized into, or with another corporation or other legal person, or securities of the Company are exchanged for securities of another corporation or other legal person, and immediately after such merger, consolidation, reorganization or exchange less than a majority of the combined voting power of the then outstanding securities of such corporation or person immediately after such transaction are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction;

          (vi) the Company, in any transaction or series of related transactions, sells all or substantially all of its assets to any other corporation or other legal person, and less than a majority of the combined voting power of the then outstanding securities of such corporation or person immediately after such sale or sales are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Company immediately prior to such sale;

          (vii) Orthofix N.V. or its affiliates shall sell or dispose of (in a single transaction or series of related transactions) business operations that generated two-thirds of the consolidated revenues of Orthofix N.V. and its affiliates (determined on the basis of Orthofix N.V.'s four most recently completed fiscal quarters for which reports have been filed under the Exchange Act);

          (viii) Orthofix N.V. files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act, disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of Orthofix N.V. has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; notwithstanding the foregoing, unless determined in a specific case by a majority vote of the Orthofix N.V. Board, a "Change of Control" shall not be deemed to have occurred solely because: (A) an entity in which Orthofix N.V. directly or indirectly beneficially owns 50% or more of the voting securities, or any Orthofix N.V.-sponsored employee stock ownership plan, or any other employee benefit plan of Orthofix N.V. or the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D,
     Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of stock of Orthofix N.V., or because Orthofix N.V. reports that a change in control of Orthofix N.V. has or may have occurred or will or may occur in the future by reason of such beneficial ownership or (B) any Orthofix N.V.-sponsored employee stock ownership plan, or any other employee benefit plan of Orthofix N.V. or the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of stock of Orthofix N.V., or because Orthofix N.V. reports that a change in control of Orthofix N.V. has or may have occurred or will or may occur in the future by reason of such beneficial ownership; or

          (ix) any other transaction or series of related transactions occur that have substantially the effect of the transactions specified in any of the preceding clauses in this sentence.

          (d) "Change of Control Date" shall mean the date on which a Change of Control occurs.

          (e) "Change of Control Period" shall mean the twenty-four month period commencing on the Change of Control Date; provided, however, that if the Employee's employment with the Company terminates prior to the Change of Control Date but on or after a Potential Change of Control Date, and it is reasonably demonstrated that the Employee's employment was terminated (A) at the request of the third party who has taken steps reasonably calculated to effect a Change of Control or (B) otherwise arose in connection with or in anticipation of a Change of Control, then the "Change of Control Period" shall mean the twenty-four month period beginning on the date immediately prior to the date of the Employee's termination of employment with the Company.

          (f) "Company Board" shall mean the Board of Directors of the Company.

          (g) "Good Reason" shall mean the occurrence of any of the following: (i) without the express written consent of the Employee, any duties are assigned to the Employee that are materially inconsistent with the Employee's position, duties and status with the Company or one of its affiliates as contemplated by this Agreement or any higher position, duties or status as may be assigned to Employee; (ii) any action by the Company or one of its affiliates that results in a material adverse change in the nature or scope of the position, duties, authorities, responsibilities or functions of the Employee with the Company or one of its affiliates, except for strategic reallocations of the personnel reporting to the Employee; (iii) the base annual salary of the Employee is reduced, unless the reduction is a general reduction (on the same percentage basis) affecting the base salaries of substantially all other executive officers of the Company; (iv) there is a change or termination of the Employee's right to participate, on a basis substantially consistent with practices applicable to executive officers of the Company generally on the Effective Date, in any bonus, incentive, profit-sharing, stock option, stock purchase, stock appreciation, discretionary pay or similar policy, plan, program or arrangement of the Company (but nothing herein shall limit the discretionary rights of the Company Board or Orthofix N.V. Board under any such policy, plan, program or arrangement); or (v) there is a termination or denial of the Employee's right, on a basis substantially consistent with practices applicable generally to executive officers of the Company on the Effective Date, to participate in and receive service credit for benefits as provided under, all life, accident, medical payment, health and disability insurance, retirement, pension, salary continuation, expense reimbursement and other employee benefit and perquisite policies, plans, programs and arrangements that generally are made available to executive officers of the Company, except for any arrangements that the Company Board or Orthofix N.V. Board adopt for select employees to compensate them for special or extenuating circumstances.

          (h) "Orthofix N.V." shall mean Orthofix International N.V., a corporation organized under the laws of Netherlands Antilles.

          (i) "Orthofix N.V. Board" shall mean the Board of Directors of Orthofix N.V.

          (j) "Potential Change of Control" shall mean the earliest to occur of: (i) the date on which Orthofix N.V. executes an agreement or letter of intent, the consummation of the transactions described in which would result in the occurrence of a Change of Control or (ii) the date on which the Orthofix N.V. Board approves a transaction or series of transactions, the consummation of which would result in a Change of Control, and ending when, in the opinion of the Orthofix N.V. Board, Orthofix N.V. or the respective third party has abandoned or terminated any Potential Change of Control.

          (k) "Potential Change of Control Date" shall mean the date on which a Potential Change of Control occurs; provided, however, such date shall become null and void when, in the opinion of the Orthofix N.V. Board, Orthofix N.V. or the respective third party has abandoned or terminated any Potential Change of Control.

          (l) For purposes of Section 1(a) above, Employee's employment shall also be deemed "terminated by the Company without Cause" upon (1) a failure by the Company (A) to maintain Employee's position, duties, authorities, responsibilities or functions as Chief Operating Officer, or those of any higher position to which Employee may be elected, or (B) to provide by January 1, 2006 or within a reasonable time thereafter, that all operating units shall report to Employee; or (2) if any individual other than Charles W. Frederico or Employee is elected or otherwise becomes President or Chief Executive Officer of the Company.

          14.     Governing Law.
                  -------------

          This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without giving effect to the principles of conflict of laws of such State.

          15.     Validity.
                  --------

          The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Any provision of this Agreement held to be invalid or unenforceable shall be reformed to the extent necessary to make it valid and enforceable.

          16.     Requirements of Law.
                  -------------------

          If any provision of this Agreement contravenes the final regulations or regulations anticipated to be promulgated under Section 409A of the Code or any other guidance from the United States Department of Treasury ("Treasury"), the Company may reform this Agreement or any provision hereof or incorporate the necessary provisions to maintain to the maximum extent practicable the original intent of the provision without violating the provisions of Section 409A of the Code to the extent that the Company, in its discretion, shall determine.

          17.     Entire Agreement.
                  ----------------

          This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions, offer letters, preliminary agreements and employment arrangements between the Employee and the Company or Orthofix N.V. or any of their subsidiaries, affiliates or other related entities. This Agreement may not be amended, nor may any of its provisions be waived, except in writing executed by the parties hereto; provided, however, that the Company shall be permitted to unilaterally amend this Agreement to comply with any legal requirements or to ensure that any amounts hereunder are not subject to federal, state or local income tax prior to payments (including, without limitation, any amendment to the definition of "Change of Control" or "Potential Change of Control" or related definitions based on the Treasury regulations under Section 409A of the Code or instituting a six-month waiting period for a distribution if required).

          18.     Effect on Successors in Interest.
                  --------------------------------

          This Agreement shall inure to the benefit of and be binding upon the heirs, administrators, executors and successors of each of the parties hereto, including without limitation any person acquiring, directly or indirectly, all or substantially all of the business and/or assets of the Company or one of its affiliates by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for purposes of this Agreement). This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in this Section 18. Without limiting the generality of the foregoing, the Employee's right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer under the Employee's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 18, the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

          19.     No Employment Agreement.
                  -----------------------

          Except as expressly provided herein, this Agreement is a change of control agreement only and the Employee understands and acknowledges that it is not and shall not be construed as an employment agreement. This Agreement is only intended to provide for the benefits enumerated herein following a termination of the Employee's employment by the Company without Cause or as a result of the Employee resigning for Good Reason during a Change of Control Period. The Employee acknowledges that he is an at-will employee of the Company only. Nothing in this Agreement shall (a) confer upon the Employee any right to continue to serve the Company, Orthofix N.V. or any affiliate thereof or (b) affect the right of the Company, Orthofix N.V. or any affiliate thereof to terminate the Employee's employment with or without notice and with or without Cause.

          20.     Effectiveness.
                  -------------

          This Agreement shall be effective upon the Effective Date once signed by all parties.

          This Agreement is executed and delivered as of the Effective Date.



                                                      ORTHOFIX, INC.



                                                     By: /s/ Charles W. Federico
                                                        -----------------------
                                                     Name:  Charles W. Federico
                                                     Title: Director



                                                     ALAN W. MILINAZZO


                                                     /s/ Alan W. Milinazzo
                                                     -------------------------

                     Guaranty by Orthofix International N.V.

          Orthofix International N.V. joins in this Agreement for the sole purposes of guaranteeing the obligations of Orthofix, Inc. to pay, provide, or reimburse the Employee for all cash or other benefits provided for in this Agreement, including the provision of all benefits in the form of, or related to, securities of Orthofix International N.V. or options thereon.



         ORTHOFIX INTERNATIONAL N.V.



         By:      /s/ Charles W. Federico
                  ------------------------
         Name:    Charles W. Federico

         Title:   President and CEO

                                    EXHIBIT A
                                    ---------


1. Annual Base Salary - $340,000 per year as of the Effective Date paid pursuant to the Company's customary payroll practices.

2. Bonus - Up to 45% per year payable in the following fiscal year based on the achievement of bonus criteria established by the Compensation Committee of the Orthofix N.V. Board and as shall be determined from time to time by such committee.

3. Stock Option Grant - 60,000 stock options in Orthofix N.V. to be granted under the Orthofix N.V. 2004 Long Term Incentive Plan ("LTIP"), which stock options shall vest in annual increments of 20,000 beginning on the first anniversary of the Employee's date of employment. The grants shall be made in accordance with the terms of the LTIP and related stock option agreement. Such stock options have been approved by the Compensation Committee of the Orthofix N.V. Board and require the Employee to execute Orthofix N.V.'s stock option agreement under the LTIP. The Employee may be granted additional options on an annual basis as determined from time to time by the Compensation Committee of the Orthofix N.V. Board in accordance with its compensation and option grant policies and in compliance with applicable law and stock exchange rules.

4. Vacation - 4 weeks per year in accordance with the Company's vacation practice.

5. Automotive Allowance - $900 per month in accordance with the terms for automotive allowances applicable to other senior executives of the Company.

6. Other benefits - Inclusion of the Employee, to the extent eligible thereunder by virtue of his position, tenure, salary, and other qualifications, in all employee benefit plans, programs or arrangements established by the Company or Orthofix N.V. for, or made available to, their senior executives, including any 401(k) plan and health and disability plans.

7. Relocation Allowance - A relocation allowance of $60,000 (after taxes) in order to facilitate the Employee's relocation from Boston, MA to Huntersville, NC.

8. Tax Preparation Allowance - Reimbursement to the Employee annually of the reasonable costs related to the preparation of his state and federal income tax returns in accordance with the tax preparation allowance and policies applicable to other senior executives of the Company.